Exhibit 99.4

ARIAD Announces Longer-Term Safety and Efficacy Data of Ponatinib from PACE and Phase 1 Clinical Trials

Investor Briefing and Webcast Today, June 2, at 7:30 a.m. CT

CHICAGO & CAMBRIDGE, Mass.--(BUSINESS WIRE)--June 2, 2014--ARIAD Pharmaceuticals, Inc. (NASDAQ:ARIA) today announced longer-term follow up from its Phase 1 and pivotal Phase 2 trials of Iclusig® (ponatinib), its approved BCR-ABL inhibitor, in heavily pretreated patients with resistant or intolerant chronic myeloid leukemia (CML) or Philadelphia chromosome-positive acute lymphoblastic leukemia (Ph+ ALL). The studies now show that with a median follow-up of 42.5 months for chronic-phase CML (CP-CML) patients in the Phase 1 trial, Iclusig continues to demonstrate anti-leukemic activity in those who had limited treatment options, and that deep and durable responses have been maintained in CP-CML patients in the PACE trial with 87 percent estimated to remain in major cytogenetic response (MCyR) at two years. Longer-term safety data show that careful benefit/risk evaluation should guide the decision to use ponatinib therapy, particularly in patients who may be at increased risk for vascular occlusive events.

These data are being featured this afternoon in two poster presentations at the 2014 American Society of Clinical Oncology (ASCO) annual meeting taking place in Chicago, Illinois.

PACE Trial Update

The efficacy and safety of ponatinib in CML and Ph+ ALL patients resistant or intolerant to dasatinib or nilotinib, or with the T315I mutation, were evaluated in the pivotal Phase 2 PACE trial. Ninety-three percent of patients treated in the PACE trial had failed two or more prior tyrosine kinase inhibitors (TKI), and 58 percent had failed three prior TKIs. A total of 449 patients were treated with ponatinib in the PACE trial. The starting dose in the PACE trial was 45 mg/day.

Updated efficacy and safety data in CP-CML patients (n=270) from the ongoing PACE trial presented at ASCO include that with a median follow-up of 30 months (data as of January 6, 2014), 136 CP-CML patients (50 percent) continue to receive ponatinib in the trial. Additional data in CP-CML include:

  A median time to response (MCyR) of 2.8 months.
  87 percent of patients estimated to remain in MCyR at 2 years.
  38 percent of patients achieved a major molecular response (MMR) or better.
  Progression free survival at 2 years is estimated to be 67 percent.
  Overall survival at 2 years is estimated to be 86 percent.
  18 percent of CP-CML patients experienced a vascular occlusive serious adverse event (SAE), and 25 percent of CP-CML patients experienced any vascular occlusive event, independent of severity or attribution.
  16 percent of CP-CML patients experienced an arterial occlusive SAE.
  The most common all-grade treatment-emergent adverse events were thrombocytopenia (45%), rash (45%) and abdominal pain (44%); discontinuation rate for adverse events was 17 percent in CP-CML.

“Ponatinib continues to demonstrate substantial clinical activity in these heavily pretreated patients, with responses regardless of mutation status or disease state,” stated Hagop M. Kantarjian, M.D., Professor and Chair, Department of Leukemia, The University of Texas MD Anderson Cancer Center. “Deep and durable response rates have been maintained with longer follow-up in the PACE trial.”

On October 10, 2013, a partial clinical hold was placed on new patient enrollment in ARIAD-sponsored trials of ponatinib due to an accumulation of arterial thrombotic events observed after longer follow-up. The following dose reduction recommendations were provided by ARIAD to investigators for patients remaining on the PACE and Phase 1 trials, unless the benefit/risk analysis warranted treatment with a higher dose:

  CP-CML patients who already achieved a MCyR should have their dose reduced to 15 mg/day,
  CP-CML patients who had not already achieved MCyR should have their dose reduced to 30 mg/day, and
  Advanced-phase patients should have their dose reduced to 30mg/day

PACE Trial Efficacy Update Following Dose Modification Recommendations

(Data from October 10, 2013 to April 7, 2014)

  Of 126 CP-CML patients who had a follow-up visit during this six-month interval after dose modification recommendations were issued, almost all patients on trial maintained their response. Dose reductions were not typically associated with a loss of response; further follow up and evaluation of these patients continues.
  Overall, the rate of maintenance of response was consistent with that reported before dose-reduction recommendations were provided.
  23 patients had a cytogenetic assessment. Of these, no patient lost response due to dose reduction following partial clinical hold. One patient lost MCyR since October 10, 2013; this patient already had the dose reduced prior to issuance of dose modification recommendations.
  126 patients had a molecular assessment. Of these, 4 patients lost MMR) since October 10, 2013, only one of whom had the dose reduced during this timeframe.

PACE Trial Safety Update Following Dose Modification Recommendations

  New vascular occlusive serious adverse events (SAE) during the six-month interval following dose modification occurred predominantly in patients who did not undergo dose reduction; further follow up and evaluation of these patients continues.
  Overall, 3 patients had a first vascular occlusive SAE during this interval (2 while maintaining dose; 1 after dose reduction).
  Overall, 8 patients who had a prior vascular occlusive event had another during this interval. Two of these patients who had a non-serious vascular occlusive event previously on study had a vascular occlusive SAE during the interval (1 while maintaining dose and 1 after reducing dose). Six patients who had a vascular occlusive SAE previously on study had another vascular occlusive SAE during the interval (4 while maintaining dose and 2 after reducing dose).

“These data show retention of response and maintenance of response, even when lowering the daily dose of ponatinib,” added Dr. Kantarjian. “Careful benefit/risk evaluation should guide the decision to initiate ponatinib therapy, particularly in patients who may be at increased risk for vascular occlusive event. Ponatinib continues to be an important treatment option for patients with CML and Ph-positive ALL for whom the need and potential benefit outweigh the risk.”

Phase 1 Trial Longer-Term Data

The Phase 1 dose-escalation study of ponatinib enrolled 81 patients with resistant or refractory hematologic cancers, including 43 patients with chronic-phase CML. Sixty-one percent of the CP-CML patients in this study had failed at least three prior tyrosine kinase inhibitors (TKI). Twenty-four CP-CML patients remain on study. Data presented at ASCO focus on these CP-CML patients and are as of January 6, 2014.

  Median follow-up for CP-CML patients is now 42.5 months (maximum follow-up is 59.1 months).
  The mean current dose in continuing CP-CML patients is 24 mg/day, and the mean dose intensity in these patients during the course of the study is 34 mg/day.
  Durable anti-leukemic activity continues to be observed with ponatinib treatment:
  72 percent of CP-CML patients had a MCyR, 65 percent had a complete cytogenetic response (CCyR) and 51 percent of patients had MMR.
  Median durations of MCyR, CCyR and MMR are not yet reached.
  Of 12 CP-CML patients with the T315I mutation, 1 discontinued; 10 of the 11 ongoing patients achieved MCyR.
  Adverse events (AE) were generally manageable by dose reduction or interruption. The most common AE occurring after one year of therapy was fatigue. Abdominal pain (12%) and increased lipase (9%) were the most common grade 3 AEs.
  Twenty-eight percent (n=12) of CP-CML patients experienced vascular occlusive SAEs, representing an accumulation of events with continued long-term follow-up.

“These data show notable response duration of nearly five years of ponatinib therapy and a median duration of response yet to be reached,” stated Moshe Talpaz, M.D., Associate Director of Translational Research and Associate Chief of Hematologic Malignancies, Trotman Professor of Leukemia Research, University of Michigan Medical Center. “We continue to learn about the adverse event profile of ponatinib, including vascular events, while recognizing that ponatinib continues to demonstrate anti-leukemic activity in patients who have limited treatment options.”

Investor and Analyst Briefing and Webcast

ARIAD will host an investor and analyst briefing from ASCO on Monday June 2, 2014. This breakfast meeting will feature Dr. Lyudmila Bazhenova from UC San Diego Moores Cancer Center to discuss the AP26113 clinical data being presented at ASCO, Dr. Michael J. Mauro from Memorial Sloan Kettering Cancer Center to discuss clinical data on ponatinib in CML, and Dr. Michael C. Heinrich from Oregon Health and Science University to discuss ponatinib clinical data in GIST.

The meeting will be webcast live along with slides and can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com.

Date:	Monday, June 2, 2014
Time:	7:30 a.m. to 8:30 a.m. (CT)
Location:	Hilton Chicago, Marquette Room

A replay of the investor event will be available on the ARIAD website approximately three hours after the presentation and will be archived on the site for four weeks. To ensure a timely connection to the live webcast, participants should log onto the webcast at least 15 minutes prior to the scheduled start time.

About Iclusig® (ponatinib) tablets

Iclusig is approved in the U.S., EU and Switzerland. Iclusig is a kinase inhibitor indicated in the U.S. for the:

  Treatment of adult patients with T315I-positive chronic myeloid leukemia (chronic phase, accelerated phase, or blast phase) or T315I-positive Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL).
  Treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia or Ph+ ALL for whom no other tyrosine kinase inhibitor (TKI) therapy is indicated.

IMPORTANT SAFETY INFORMATION, INCLUDING THE BOXED WARNING

WARNING: VASCULAR OCCLUSION, HEART FAILURE, and HEPATOTOXICITY

See full prescribing information for complete boxed warning

  Vascular Occlusion: Arterial and venous thrombosis and occlusions have occurred in at least 27% of Iclusig treated patients, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures. Patients with and without cardiovascular risk factors, including patients less than 50 years old, experienced these events. Monitor for evidence of thromboembolism and vascular occlusion. Interrupt or stop Iclusig immediately for vascular occlusion. A benefit risk consideration should guide a decision to restart Iclusig therapy.
  Heart Failure, including fatalities, occurred in 8% of Iclusig-treated patients. Monitor cardiac function. Interrupt or stop Iclusig for new or worsening heart failure.
  Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function. Interrupt Iclusig if hepatotoxicity is suspected.

Vascular Occlusion: Arterial and venous thrombosis and occlusions, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures have occurred in at least 27% of Iclusig-treated patients from the phase 1 and phase 2 trials. Iclusig can also cause recurrent or multi-site vascular occlusion. Overall, 20% of Iclusig-treated patients experienced an arterial occlusion and thrombosis event of any grade. Fatal and life-threatening vascular occlusion has occurred within 2 weeks of starting Iclusig treatment and in patients treated with average daily dose intensities as low as 15 mg per day. The median time to onset of the first vascular occlusion event was 5 months. Patients with and without cardiovascular risk factors have experienced vascular occlusion although these events were more frequent with increasing age and in patients with prior history of ischemia, hypertension, diabetes, or hyperlipidemia. Interrupt or stop Iclusig immediately in patients who develop vascular occlusion events.

Heart Failure: Fatal and serious heart failure or left ventricular dysfunction occurred in 5% of Iclusig-treated patients (22/449). Eight percent of patients (35/449) experienced any grade of heart failure or left ventricular dysfunction. Monitor patients for signs or symptoms consistent with heart failure and treat as clinically indicated, including interruption of Iclusig. Consider discontinuation of Iclusig in patients who develop serious heart failure.

Hepatotoxicity: Iclusig can cause hepatotoxicity, including liver failure and death. Fulminant hepatic failure leading to death occurred in an Iclusig-treated patient within one week of starting Iclusig. Two additional fatal cases of acute liver failure also occurred. The fatal cases occurred in patients with blast phase CML (BP-CML) or Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Severe hepatotoxicity occurred in all disease cohorts. Iclusig treatment may result in elevation in ALT, AST, or both. Monitor liver function tests at baseline, then at least monthly or as clinically indicated. Interrupt, reduce or discontinue Iclusig as clinically indicated.

Hypertension: Treatment-emergent hypertension (defined as systolic BP≥140 mm Hg or diastolic BP≥90 mm Hg on at least one occasion) occurred in 67% of patients (300/449). Eight patients treated with Iclusig (2%) experienced treatment-emergent symptomatic hypertension as a serious adverse reaction, including one patient (<1%) with hypertensive crisis. Patients may require urgent clinical intervention for hypertension associated with confusion, headache, chest pain, or shortness of breath. In 131 patients with Stage 1 hypertension at baseline, 61% (80/131) developed Stage 2 hypertension. Monitor and manage blood pressure elevations during Iclusig use and treat hypertension to normalize blood pressure. Interrupt, dose reduce, or stop Iclusig if hypertension is not medically controlled.

Pancreatitis: Clinical pancreatitis occurred in 6% (28/449) of patients (5% Grade 3) treated with Iclusig. Pancreatitis resulted in discontinuation or treatment interruption in 6% of patients (25/449). The incidence of treatment-emergent lipase elevation was 41%. Check serum lipase every 2 weeks for the first 2 months and then monthly thereafter or as clinically indicated. Consider additional serum lipase monitoring in patients with a history of pancreatitis or alcohol abuse. Dose interruption or reduction may be required. In cases where lipase elevations are accompanied by abdominal symptoms, interrupt treatment with Iclusig and evaluate patients for pancreatitis. Do not consider restarting Iclusig until patients have complete resolution of symptoms and lipase levels are less than 1.5 x ULN.

Neuropathy: Peripheral and cranial neuropathy have occurred in Iclusig-treated patients. Overall, 13% (59/449) of Iclusig-treated patients experienced a peripheral neuropathy event of any grade (2%, grade 3/4). In clinical trials, the most common peripheral neuropathies reported were peripheral neuropathy (4%, 18/449), paresthesia (4%, 17/449), hypoesthesia (2%, 11/449), and hyperesthesia (1%, 5/449). Cranial neuropathy developed in 1% (6/449) of Iclusig-treated patients (<1% grade 3/4). Of the patients who developed neuropathy, 31% (20/65) developed neuropathy during the first month of treatment. Monitor patients for symptoms of neuropathy, such as hypoesthesia, hyperesthesia, paresthesia, discomfort, a burning sensation, neuropathic pain or weakness. Consider interrupting Iclusig and evaluate if neuropathy is suspected.

Ocular Toxicity: Serious ocular toxicities leading to blindness or blurred vision have occurred in Iclusig-treated patients. Retinal toxicities including macular edema, retinal vein occlusion, and retinal hemorrhage occurred in 3% of Iclusig-treated patients. Conjunctival or corneal irritation, dry eye, or eye pain occurred in 13% of patients. Visual blurring occurred in 6% of the patients. Other ocular toxicities include cataracts, glaucoma, iritis, iridocyclitis, and ulcerative keratitis. Conduct comprehensive eye exams at baseline and periodically during treatment.

Hemorrhage: Serious bleeding events, including fatalities, occurred in 5% (22/449) of patients treated with Iclusig. Hemorrhagic events occurred in 24% of patients. The incidence of serious bleeding events was higher in patients with accelerated phase CML (AP-CML), BP-CML, and Ph+ ALL. Most hemorrhagic events, but not all, occurred in patients with grade 4 thrombocytopenia. Interrupt Iclusig for serious or severe hemorrhage and evaluate.

Fluid Retention: Serious fluid retention events occurred in 3% (13/449) of patients treated with Iclusig. One instance of brain edema was fatal. In total, fluid retention occurred in 23% of the patients. The most common fluid retention events were peripheral edema (16%), pleural effusion (7%), and pericardial effusion (3%). Monitor patients for fluid retention and manage patients as clinically indicated. Interrupt, reduce, or discontinue Iclusig as clinically indicated.

Cardiac Arrhythmias: Symptomatic bradyarrhythmias that led to a requirement for pacemaker implantation occurred in 1% (3/449) of Iclusig-treated patients. Advise patients to report signs and symptoms suggestive of slow heart rate (fainting, dizziness, or chest pain). Supraventricular tachyarrhythmias occurred in 5% (25/449) of Iclusig-treated patients. Atrial fibrillation was the most common supraventricular tachyarrhythmia and occurred in 20 patients. For 13 patients, the event led to hospitalization. Advise patients to report signs and symptoms of rapid heart rate (palpitations, dizziness). Interrupt Iclusig and evaluate.

Myelosuppression: Severe (grade 3 or 4) myelosuppression occurred in 48% (215/449) of patients treated with Iclusig. The incidence of these events was greater in patients with AP-CML, BP-CML and Ph+ ALL than in patients with CP-CML. Obtain complete blood counts every 2 weeks for the first 3 months and then monthly or as clinically indicated, and adjust the dose as recommended.

Tumor Lysis Syndrome: Two patients (<1%) with advanced disease (AP-CML, BP-CML, or Ph+ ALL) treated with Iclusig developed serious tumor lysis syndrome. Hyperuricemia occurred in 7% (30/449) of patients overall; the majority had CP-CML (19 patients). Due to the potential for tumor lysis syndrome in patients with advanced disease, ensure adequate hydration and treat high uric acid levels prior to initiating therapy with Iclusig.

Compromised Wound Healing and Gastrointestinal Perforation: Since Iclusig may compromise wound healing, interrupt Iclusig for at least 1 week prior to major surgery. Serious gastrointestinal perforation (fistula) occurred in one patient 38 days post-cholecystectomy.

Embryo-Fetal Toxicity: Iclusig can cause fetal harm. If Iclusig is used during pregnancy, or if the patient becomes pregnant while taking Iclusig, the patient should be apprised of the potential hazard to the fetus. Advise women to avoid pregnancy while taking Iclusig.

Most common non-hematologic adverse reactions: (≥20%) were hypertension, rash, abdominal pain, fatigue, headache, dry skin, constipation, arthralgia, nausea, and pyrexia. Hematologic adverse reactions included thrombocytopenia, anemia, neutropenia, lymphopenia, and leukopenia.

Please see the full U.S. Prescribing Information for Iclusig, including the Boxed Warning, for additional important safety information.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, statements relating to updated clinical data for ponatinib. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

Iclusig® is a registered trademark of ARIAD Pharmaceuticals, Inc.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors:
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com
or
For Media
Liza Heapes, 617-620-4888
Liza.heapes@ariad.com